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The Partners
DUKE-WEEKS REALTY LIMITED PARTNERSHIP
(FORMERLY DUKE REALTY LIMITED PARTNERSHIP):

With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our report dated August 3, 1999 related to our review of interim financial information.

Pursuant to Rule 436 (c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


Indianapolis, Indiana                    /S/ KPMG LLP
November 5, 1999                             KPMG LLP